Registration No.
                                                                  --------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form S-8

                             Registration Statement
                                      Under
                           The Securities Act of 1933

                           AM-PAC INTERNATIONAL, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          Nevada                                            16-1260971
----------------------------                   ---------------------------------
(State or other jurisdiction                   (IRS Employer Identification No.)
of incorporation)


258 East Altamont Drive, Suite 2000, Altamont Springs, FL                32701
---------------------------------------------------------             ----------
   (Address of Principal Executive Offices)                           (Zip Code)


                           Stock Issuance Pursuant to
                            Legal Services Agreement
                           --------------------------
                            (Full title of the plan)


                                                         Copy to:

          Thomas Tedrow                               Hank Vanderkam
   Am-Pac International, Inc.                       Vanderkam & Sanders
    258 East Altamont Drive                             440 Louisiana
           Suite 2000                                    Suite 475
   Altamont Springs, FL 32701                       Houston, Texas 77002
         (407) 767-1660                                (713) 547-8900
  ----------------------------
  (Name, address and telephone
  number of agent for service)


     Approximate date of proposed sales pursuant to the plan: From time to time after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE
==========================================================================================================
                                                  Proposed maximum      Proposed maximum        Amount of
     Title of securities          Amount to be    offering price per    aggregate offering    registration
      to be registered             registered         share (1)               price               fee
----------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value       75,000            $ 3.50              $ 262,500             $ 100.00
==========================================================================================================

(1) Calculated in accordance with Rule 457(c) solely for the purpose of determining the registration fee. The offering price is based on the average bid and asked price as reported on the Nasdaq Electronic Bulletin Board on November 5, 1997.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS


ITEM 1. PLAN INFORMATION

     Information required by Item 1 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

ITEM 2. REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     Information required by Item 2 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following  documents filed with the Securities and Exchange  Commission
(the   "Commission")  are  incorporated  by  reference  into  this  Registration
Statement and are made a part hereof:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above, including, but not limited to, the Company's quarterly reports on Form 10-QSB for the fiscal quarters ended March 31, 1997 and June 30, 1997.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4. DESCRIPTION OF SECURITIES

Common Stock

     General. The Company is authorized to issue 149,000,000 shares of Common Stock, $.001 par value per share.

     The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. The holders of the Common Stock as such have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the Common Stock.

     Voting Rights. The holders of the Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the results that the holders of shares having more than fifty percent (50%) of the votes for the election of directors can elect all of the directors.

     Dividend Policy. To date, the Company has not paid any dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition and other relevant factors. The Board does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business operations.

Preferred Stock

     The Company is authorized to issue 100,000 shares of Preferred Stock with a par value of $.001 per share. The Company's Board of Directors is authorized to divide the Preferred Stock into series and with respect to each series to determine the dividend rights, dividend rates, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), redemption rights and terms, liquidation preferences, sinking fund rights and terms, the number of shares constituting the series and the designation of each series.

     There are no shares of Preferred Stock presently outstanding and the Company has no current plan to issue any shares of Preferred Stock.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     The securities being registered hereby are being issued to Vanderkam & Sanders in payment for legal services previously rendered by Vanderkam & Sanders and to be rendered in the future, excluding any services which have been, or may in the future be, rendered relating to capital raising efforts of the Company. Vanderkam & Sanders has rendered an opinion in connection with the shares being registered hereunder.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation, as amended, eliminate the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by Nevada law. The Company's Bylaws provide that the Company shall indemnify its officers and directors to the extent permitted by the Nevada Revised Statutes. The Nevada Revised Statutes authorize a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with Nevada law. Nevada law further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise.

     The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director, or for violations of the federal securities laws.

     The provisions  regarding  indemnification  provide,  in essence,  that the
Company will  indemnify  its directors  against  expenses  (including  attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance.

     The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8. EXHIBITS

     4.1  Agreement dated September 8, 1997 with Vanderkam & Sanders

     5.1 Opinion and consent of Vanderkam & Sanders re: the legality of the shares being registered

     23.1 Consent of Vanderkam & Sanders (included in Exhibit 5.1)

     23.2 Consent of H.J. Swart & Company, P.A.

ITEM 9. UNDERTAKINGS

     (a) The registrant hereby undertakes:

          (1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Altamont Springs, State of Florida on the 7th day of November, 1997.

                                               AM-PAC INTERNATIONAL, INC.


                                               By: /s/ Thomas Tedrow
                                                  ------------------------------
                                                  THOMAS TEDROW,  President

     Each of the undersigned officers and directors of Am-Pac International, Inc. hereby constitutes and appoints Thomas L. Tedrow and Michael J. Martella, and each of them singly, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to enable Am-Pac International, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the date indicated.

         Signatures                                    Title  Date


/s/ Thomas L. Tedrow        President, Chief Executive Officer  November 7, 1997
--------------------------- and Chairman of the Board of
THOMAS L. TEDROW            Directors (Principal Executive
                            Officer)



--------------------------- Vice President, Treasurer and       November 7, 1997
/s/ Michael J. Martella     Director (Principal Financial
MICHAEL J. MARTELLA         and Accounting Officer)



--------------------------- Director                            November  , 1997
SHARRON C. MARTIN